Exhibit 99

Amex Notifies National Lampoon, Inc. That the Company is Not in Compliance with the Amex Company Guide

LOS ANGELES--(BUSINESS WIRE)--National Lampoon, Inc. (Amex: NLN), the leading brand in comedy, announced today that on February 27, 2008, it received a letter from the American Stock Exchange which indicated that the Company does not meet certain of the American Stock Exchange’s continued listing standards as set forth in Part 10 of the Amex Company Guide. The Company will provide the American Stock Exchange with a specific plan to achieve and sustain compliance with the continued listing standards by March 27, 2008, demonstrating that the Company will achieve compliance by the given deadline of August 27, 2008.

“We have come a long way building our businesses and growing our revenues, and we are finally seeing the results of this,” stated Daniel Laikin, National Lampoon Chief Executive Officer. “We are already in the process of strengthening our balance sheet through exercise of warrants and conversion of preferred dividends and stock, along with the revenue growth from our film and online media divisions, which will all be part of the plan we submit.”

The Company expects to submit a plan to the American Stock Exchange to regain compliance with the continued listing standards on or before March 27, 2008. Specifically, the Company is not in compliance with Section 1003(a)(iv) of the Company Guide because it has sustained losses which are substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the American Stock Exchange, as to whether the Company will be able to continue its operations and/or meet its obligations as they mature. If the Company either fails to submit a plan or if it submits a plan and the staff of the American Stock Exchange determines that the plan does not adequately address these issues, the Company may be subject to delisting proceedings. Furthermore, if the plan is accepted but the Company is not in compliance with the continued listing standards at the conclusion of the plan period or if it does not make progress consistent with the plan during the plan period, the staff of the American Stock Exchange will initiate delisting proceedings as appropriate. The Company may always appeal the staff determination to initiate delisting proceedings.

About National Lampoon

National Lampoon, Inc. (AMEX: NLN) has been a dominant force in the US comedy world for almost 40 years, and is currently active in a broad array of media and entertainment segments. These include feature films, television programming, online and interactive entertainment, home video, audio, and book publishing. The Company also owns interests in all major National Lampoon properties, including National Lampoon’s Animal House, the National Lampoon Vacation series and National Lampoon’s Van Wilder. National Lampoon reaches nearly one in four of all 18 to 24 year old college students in America today. The Company has three core operating divisions: National Lampoon Films, which includes production along with theatrical and video distribution of feature films; College Marketing Division; and National Lampoon Networks, providing humor content through a number of platforms. These include its National Lampoon College TV network, the National Lampoon Humor Network - the most trafficked humor sites on the web, Toga TV.com - the company’s broadband channel, the Drunk University Network, and the National Lampoon Video Network, which includes channels on YouTube, AOL, Yahoo, Joost, and a number of digital video platforms across the Internet. These are all anchored by the award winning comedy website www.nationallampoon.com.

CONTACT:
for National Lampoon, Inc.
IR Contact:
Howard Gostfrand/David Sasso, 305-918-7000
info@amcapventures.com
www.amcapventures.com